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                                                 EXHIBIT 21.1


                       SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.

1.     Electronics Boutique Investment Corp., a Delaware corporation

2.     Electronics Boutique of America Inc., a Pennsylvania corporation

3.     Elbo Inc., a Delaware corporation

4.     Electronics Boutique Canada Inc., an Ontario corporation

5.     E.B. International, Inc., a Pennsylvania corporation

6.     Electronics Boutique Korea, Inc., a South Korea corporation

7.     Electronics Boutique Australia Pty Ltd, an Australia corporation

8.     EB Finance Inc., a Delaware corporation